UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A
                                   ___________

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) or (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            CORRIENTE RESOURCES INC.
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             (Exact name of Registrant as specified in its charter)

             British Columbia                                Not Applicable
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 (Province of incorporation or organization)               (I.R.S. Employer
                                                            Identification No.)

 Suite 520-800 West Pender Street, Vancouver, British Columbia, V6C 2V6, Canada
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                    (Address of principal executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                    Name of each exchange on which
     to be so registered                    each class is to be registered

 Common Shares, no par value                   American Stock Exchange
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     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this form relates, if any:

                                      None

     Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                EXPLANATORY NOTE


         Corriente Resources Inc. ("Corriente" or the "Company") has effected, and the British Columbia Supreme Court has approved, a plan of arrangement transaction (the "Arrangement") wherein Corriente transferred its Caya 36 and Piedra Liza gold concessions to its newly formed gold spin-off company, Q2 Gold Resources Inc. ("Q2 Gold"), in exchange for shares of Q2 Gold, which will be distributed to Corriente's shareholders. Under the Arrangement, in exchange for each Corriente common share held at the close of business on June 15, 2007 ("Old Corriente Shares"), Corriente shareholders will receive one-third of one Q2 Gold share ("Q2 Shares") and one new Corriente common share ("New Corriente Shares"). The Old Corriente Shares exchanged for New Corriente Shares and Q2 Shares will be cancelled, so that as of the conclusion of the Arrangement, as before it, Corriente's authorized capital will consist of a single class of common shares. The number of Corriente common shares outstanding prior to the Arrangement will be the same upon completion of the Arrangement.

         The purpose of filing this Registration Statement on Form 8-A is to register the New Corriente Shares pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A Form 25 was filed today on behalf of the Company by the American Stock Exchange ("AMEX") with respect to the Old Corriente Shares.

         Corriente's common shares are listed on the Toronto Stock Exchange ("TSX") and AMEX. Both the TSX and AMEX have approved the Arrangement and the substitution listing of the New Corriente Shares.

         The Notice of Articles of the Company are not amended as a result of the Arrangement. The only amendment to the Notice of Articles of the Company was to increase the Company's authorized capital to an unlimited number of New Common Shares (see Exhibit 3.1 to this Registration Statement).



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Item 1.           Description of Registrant's Securities to be Registered

         The securities to be registered are common shares, no par value. They rank equally as to dividends, voting power and participation in assets and in all other respects, on liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs after the Company has paid out its liabilities. The holders of the common shares are entitled to one vote for each share on all matters to be voted on at any meeting of the shareholders of the Company. The Company does not currently pay dividends on the common shares. Any determination to pay dividends in the future is at the discretion of the Company's board of directors and will be made based upon the Company's financial condition and other factors deemed relevant by the board of directors.


Item 2.           Exhibits

3.1               Notice of Articles, dated June 18, 2007.

3.2               Notice of Articles, dated June 18, 2007.

3.3               Notice of Articles, dated June 28, 2004.

3.4               Articles of the Registrant, dated May 10, 2004.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         CORRIENTE RESOURCES INC.


                                         By:     /S/ DARRYL F. JONES
                                               --------------------------
                                               Name:    Darryl F. Jones
                                               Title:   Chief Financial Officer



Dated: June 21, 2007


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                                  EXHIBIT INDEX


Exhibit No.                Description
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3.1               Notice of Articles, dated June 18, 2007.

3.2               Notice of Articles, dated June 18, 2007.

3.3               Notice of Articles, dated June 28, 2004.

3.4               Articles of the Registrant, dated May 10, 2004.